Exhibit 10.1

Execution Version

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is entered into as of May 9, 2016 (the “Effective Date”) among the following:  (i) TopBuild Corp., a Delaware corporation (the “Borrower”); (ii) the Lenders party hereto; and (iii) PNC Bank, National Association, as the administrative agent (the “Administrative Agent”).

RECITALS:

A.The Borrower, the Administrative Agent and the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) are parties to the Credit Agreement, dated as of June 9, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.The Borrower, the Administrative Agent and the Lenders party hereto desire to amend the Credit Agreement to modify certain provisions thereof.

AGREEMENT:

In consideration of the premises and mutual covenants herein and for other valuable consideration, the Borrower, the Administrative Agent and the Lenders party hereto agree as follows:

Section 1.  Definitions.  Unless otherwise defined herein, each capitalized term used in this Amendment and not defined herein shall be defined in accordance with the Credit Agreement.

Section 2.  Amendments

(a)Amendment to Section 1.01.  Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of “Designated Hedge Agreement” with the following definition in lieu thereof:

“Designated Hedge Agreement” means any Hedge Agreement to which the Borrower or any of its Subsidiaries is a party and as to which a Secured Hedge Provider is a counterparty that, pursuant to a written instrument signed by the Borrower, has been designated as a Designated Hedge Agreement so that the Borrower’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of a Guaranty and the Security Documents; provided that such Secured Hedge Provider or the Borrower shall have provided the Administrative Agent with written notice thereof on or prior to the date any of the foregoing is incurred, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable Lender or its Affiliates with respect thereto or the Borrower.

(b)Amendment to Section 1.01.  Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of “Fixed Charges” with the following definition in lieu thereof:

“Fixed Charges” means for any period of determination the sum of, without duplication, (i) cash Consolidated Interest Expense, (ii) cash tax expense, (iii) scheduled principal installments on Indebtedness for borrowed money (excluding, for the avoidance of doubt, voluntary or mandatory prepayments and any refinancing of such Indebtedness for borrowed money), (iv) cash Capital Distributions (excluding (x) the Spin-Off Dividend and (y) Excluded Capital Distributions) and (v) Capital Expenditures to the extent not financed with Long Term Indebtedness, in each case of the Borrower and its Subsidiaries (other than with respect to item (iv) which shall be solely of the Borrower) for such period determined and consolidated in accordance with GAAP.  For purposes of calculating

Fixed Charges for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Fixed Charges for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.05(b).

(c)Amendment to Section 1.01.  The following definition of Excluded Capital Distributions is hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order thereto:

“Excluded Capital Distributions” means (i) any repurchase of Equity Interests made pursuant to Section 7.06(c) in an aggregate amount not to exceed $25,000,000 during any four Fiscal Quarter period plus (ii) any additional repurchase of Equity Interests made pursuant to Section 7.06(c), if at the time of such repurchase and after giving pro forma effect to any such repurchase, (x) the Total Leverage Ratio of the Borrower and its Subsidiaries on a Pro Forma Basis is less than  2.00 to 1.00 and (y) the aggregate amount of all repurchases made pursuant to this clause (ii) in any four Fiscal Quarter period does not exceed $25,000,000.

Section 3.  Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(i)this Amendment shall have been executed by the Borrower, each Subsidiary Guarantor, the Administrative Agent and the Required Lenders, and counterparts hereof as so executed shall have been delivered to the Administrative Agent;

(ii)immediately before and after giving effect to this Amendment, there shall exist no Default, Event of Default or event, which with the giving of notice or passage of time or both, would be an Event of Default;

(iii)all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made; and

(iv)the Borrower shall have paid to the Administrative Agent (i) all legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of this Amendment and the other documents being executed or delivered in connection herewith and (ii) any other amounts due and payable by the Credit Parties under the Credit Agreement on or prior to the date hereof.

Section 4.  Miscellaneous.

4.1Representations and Warranties.   The Borrower and each Subsidiary Guarantor, by signing below, hereby represents and warrants to the Administrative Agent and the Lenders that:

(i)the Borrower and each Subsidiary Guarantor has the legal power and authority to execute and deliver this Amendment;

(ii)the officers executing this Amendment on behalf of the Borrower and each Subsidiary Guarantor have been duly authorized to execute and deliver the same and bind the Borrower or such Subsidiary Guarantor with respect to the provisions hereof;

(iii)the execution and delivery hereof by the Borrower or each Subsidiary Guarantor and the performance and observance by the Borrower and each Subsidiary Guarantor of the provisions hereof do not (x) violate or conflict with (A) the Organizational Documents of the Borrower or any Subsidiary Guarantor or (B) any law applicable to the Borrower or any Subsidiary Guarantor, except in the case of this clause (B), as would not reasonably be expected to have a Material Adverse Effect, or (y) result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower or such Subsidiary Guarantor;

(iv)no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof;

(v)neither the Borrower nor any Subsidiary Guarantor has any claim or offset against, or defense or counterclaim to, any obligations or liabilities of the Borrower or such Subsidiary Guarantor under the Credit Agreement or any other Loan Document;

(vi)this Amendment constitutes a valid and binding obligation of the Borrower and each Subsidiary Guarantor in every respect, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies; and

(vii)each of the representations and warranties set forth in Article V of the Credit Agreement is true and correct in all material respects as of the date hereof, except to the extent that any thereof expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

4.2Credit Agreement Unaffected.  Each reference to the Credit Agreement or in any other Loan Document shall hereafter be construed as a reference to the Credit Agreement as amended hereby.  This Amendment is a Loan Document.

4.3Subsidiary Guarantor Acknowledgment.  Each Subsidiary Guarantor, by signing this Amendment:

(i)consents and agrees to and acknowledges the terms of this Amendment;

(ii)acknowledges and agrees that all of the Loan Documents to which such Subsidiary Guarantor is a party or otherwise bound shall continue in full force and effect and that all of such Subsidiary Guarantor’s obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment;

(iii)represents and warrants to the Administrative Agent and the Lenders that all representations and warranties made by such Subsidiary Guarantor and contained in this Amendment or any other Loan Document to which it is a party are true and correct in all material respects on and as of the Effective Date to the same extent as though made on and as of the Effective Date, except to the extent that any thereof expressly relate to an earlier date; and

(iv)acknowledges and agrees that (A) notwithstanding the conditions to effectiveness set forth in this Amendment, such Subsidiary Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to which such Subsidiary Guarantor is a party to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (B) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Subsidiary Guarantor to any future amendments or modifications to the Credit Agreement.

4.4Waiver.  The Borrower and each Subsidiary Guarantor, by signing below, hereby waives and releases the Administrative Agent and each of the Lenders and their respective Related Parties from any and all claims, offsets, defenses and counterclaims arising out of or related to the transactions contemplated by this Amendment or any of the other Loan Documents, or any act, omission or event occurring in connection herewith or therewith, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

4.5Entire Agreement.  This Agreement, together with the Credit Agreement and the other Loan Documents integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

4.6Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Credit Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective solely with respect to the matters expressly referred to herein.

4.7Counterparts  This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

4.8Governing Law.  THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

4.9JURY TRIAL WAIVER.  EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

TOPBUILD CORP., as the Borrower

By:	/s/ John S. Peterson
Name:	John S. Peterson
Title:	Vice President and Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION,
as the Administrative Agent and as a Lender

By:	/s/Scott M. Kowalksi
Name:	Scott M. Kowalski
Title:	Senior Vice President

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Cameron Cardozo
Name:	Cameron Cardozo
Title:	Senior Vice President

SUNTRUST BANK,
as a Lender

By:	/s/ Chris Hursey
Name:	Chris Hursey
Title:	Director

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Brad Jarman
Name:	Brad Jarman
Title:	Associate Director

By:	/s/ Paula J. Czach
Name:	Paula J. Czach
Title:	Managing Director

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Dan Swanson
Name:	Dan Swanson
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Marty McDonald
Name:	Marty McDonald
Title:	AVP

Each of the undersigned acknowledge the terms of and consent to the foregoing:

American National Services, Inc.

Builder Services Group, Inc.

Cell-Pak, LLC

Coast Insulation Contractors,
    Inc.

Denver Southwest, LLC

Industrial Products Co., LLC

Insulation Sales of Michigan,
    LLC

Insul-Mart, LLC

InsulPro Projects, Inc.

Johnson Products, LLC

Lilienthal Insulation Company,
    LLC

Moore Products, LLC

Renfrow Insulation, LLC

Renfrow Supply, LLC

Sacramento Insulation
    Contractors

Service Partners Gutter Supply,
    LLC

Service Partners Northwest,
    LLC

Service Partners of Florida, LLC

Service Partners of the
    Carolinas, LLC

Service Partners Supply, LLC

Service Partners, LLC

Superior Contracting
    Corporation

Thermoguard Insulation
    Company, LLC

TopBuild Home Services, Inc.

TopBuild Support Services, Inc.

TruTeam, LLC

TruTeam of California, Inc.

TopBuild Services Group Corp.

Vest Insulation, LLC,

    each as a Subsidiary Guarantor

By:	/s/ George Sellew
Name:	George Sellew
Title:	Treasurer